Exhibit 99.1

MEDIA RELEASE

ADVANCED POWER TECHNOLOGY ACCELERATES VESTING

OF CERTAIN STOCK OPTIONS

BEND, Oregon, July 26, 2005 - Advanced Power Technology, Inc. (NASDAQ:  APTI) announced that on July 22, 2005, it accelerated the vesting of certain unvested stock options awarded to its employees, officers and directors under its stock option plans.  The acceleration applies only to those options with an exercise price of $8.00 or greater.  The closing sales price of APTI stock on the NASDAQ National Market on July 22, 2005 was $7.97.  As a result of this action, options to purchase approximately 244,000 shares became exercisable on July 22, 2005

Under the recently issued Financial Accounting Standards Board Statement No. 123R, “Share-Based Payment” (“FAS 123R”), the Company will be required to apply the expense recognition provisions under FAS 123R beginning January 1, 2006.  The Company believes that accelerating the vesting of the identified stock options will reduce the Company’s compensation charge in periods subsequent to December 31, 2005.

Safe Harbor Statement

This release contains projections or other forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the future financial performance of Advanced Power Technology, Inc. (APT).  These projections or statements are only predictions.

Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein.  Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the possibility that FAS 123R will be changed, amended or interpreted, thereby changing the Company’s current assessment of the impact that the adoption of FAS 123R will have on the acceleration of the vesting of stock options, as well as other risk factors detailed in APT’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 8, 2005.  Readers are directed to this filing for a discussion of these other important risk factors concerning APT and its operations.  APT is under no obligation, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Advanced Power Technology

With Operations in Bend, Oregon, Santa Clara, California, Montgomeryville, Pennsylvania, Boulder, Colorado and Bordeaux, France, APT is a leading supplier of power semiconductors for RF, Microwave, Linear, and Switchmode Applications. For additional information on Advanced Power Technology, visit its Web site at www.advancedpower.com.

Company Contact:

Greg M. Haugen

Vice President, Finance and

Administration and CFO

Tel:  (541) 382-8028

Fax:  (541) 389-1241